Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ShotSpotter, Inc. of our report dated March 12, 2020, relating to the consolidated financial statements of ShotSpotter, Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

March 16, 2020